                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 1


                                AIRGATE PCS, INC.

                          Moderator: (Drew) (Landerson)
                                November 14, 2001
                                   10:00 am CT

Operator:             Good day, everyone,  and welcome to this AirGate PCS, Inc.
                      conference call. Today's call is being recorded. At this time for opening remarks and introduction, I would like to turn the conference over to Mr. (Landerson). Please go ahead.

(Drew)(Landerson):    Thank you. Statements made in this conference call
                      regarding expected financial results and other planned events should be considered forward-looking statements that are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the Safe
                      Harbor Provision of the Private Securities Litigation
                      Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                      A variety of factors could cause actual results to differ materially from those anticipated. For a detailed discussion of these factors and other cautionary statements, please refer to AirGate's filings with the Securities and Exchange Commission, especially in the Investment Consideration section of AirGate's Form 10-K for the fiscal year ended September 30th, 2000, Form 10-Q for the

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 2

                      fiscal quarter ended June 30th, 2001, and in subsequent filings with the Securities and Exchange Commission.

                      On August 28th, 2001, AirGate entered into a merger agreement with iPCS. In connection with the proposed merger, AirGate PCS has filed with the SEC a proxy statement and prospectus. Investors and security holders are urged to carefully read the proxy statement and prospectus because it contains important information.

                      Investors and security holders may obtain a free copy of the proxy statement and prospectus and other documents containing information about AirGate and iPCS without charge at the SEC's Website at www.sec.gov. Copies of the
                                                     -----------
                      proxy statement and prospectus and the SEC filings may also be obtained for free by directing your request to Sharon (Kushner) at AirGate PCS at the company's offices in Atlanta, Georgia.

                      Statements made in this call today will not constitute an offer to sell or the solicitation of an offer to buy shares of AirGate which may be made only by means of the prospectus.

                      I would now like to introduce Tom Dougherty, Chief Executive Officer and President of AirGate PCS. Please go ahead, sir.

Thomas Dougherty:     Thank you, (Drew). Good morning, ladies and gentlemen, and thank you for joining us today. I'd like to welcome you to the AirGate PCS Quarterly conference call with analysts and investors. With me on the call today is Alan
                      Catherall, Chief Financial Officer of AirGate PCS.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 3

                      The purpose of this call is to review financial and operating trends reflected in the fourth fiscal quarter ended September 30th, 2001. We issued a news release yesterday afternoon and each of you should have received a copy of the release and accompanying financial summary. iPCS also issued a press release and had an earnings conference call this morning to address their results.

                      I will begin the call with some brief comments about the company's operations. I will then turn the call over to Alan who will follow with a more detailed account of the financial results, key operating statistics, and guidance for the fourth fiscal quarter. I'm sorry, for the fourth annual - fourth calendar quarter, our first fiscal quarter.

                      Superior execution of our operating strategy resulted in another outstanding quarter capping off an extraordinary year for AirGate PCS. The quarter was highlighted by first adding a record 55,600 net new subscribers, again exceeding expectations.

                      Secondly, surpassing the 200,000th customer milestone with over 235,000 subscribers. This represents a penetration rate of approximately 3.9% of covered POPs, which we accomplished in one year and nine months. Thirdly, recording over $62 million in total revenue for the quarter, again exceeding expectations.

                      And lastly, announcing a definitive agreement for the proposed merger with iPCS, a Sprint PCS network partner based in Schaumburg, Illinois, which upon completion will establish AirGate as the largest Sprint PCS network partner based on covered POPs.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 4

                      Our aggressive sales and marketing initiatives in our territory combined with the power of the Sprint PCS brand name again led to better than expected growth in customer additions, a very important indicator of success in our business. We also achieved another quarter of impressive growth in total revenues and strong average revenue per user.

                      The growth we have experienced in fiscal 2001 has been phenomenal and we believe we're very well positioned for continued success as we enter our next fiscal year.

                      AirGate continues to maintain its position as the leading Spring PCS affiliate in terms of new customer acquisition and our market penetration rates consistently trend higher than industry averages.

                      In only one year of providing commercial service throughout our territory, we have achieved a covered POP penetration of 3.9%. This compared to a covered POP penetration of 3.1% at the end of the prior quarter. So during the past calendar year, we have covered - through our covered penetration, we have increased by almost 3%.

                      Sales activity continues to be robust in our markets as we maintain a sharp focus on the execution of our sales and marketing strategy. As you are aware, to the customers in our Southeastern territory, we are Sprint PCS and as such, we benefit from the brand name nationwide network coverage and promotion and pricing plans of Sprint PCS.

                      Our regional marketing focus combined with the power of the Sprint PCS brand provide the distinct competitive advantage for AirGate in today's wireless communication market. In addition, Sprint PCS is at the forefront of

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 1

                      offering innovative and competitive rate plans. By offering customers more flexibility and better value for their money, we believe we can compete more effectively in our territory.

                      Our exceptionally strong customer growth in the fourth fiscal quarter was largely driven by special promotions through Radio Shack and attractive new plans and promotions throughout the rest of our distribution.

                      In addition, in May, Sprint PCS removed the deposit requirement from any of the customers with Account Spending Limit or ASL plans. I'd like to mention however, that less than 50% of our new customers during the quarter fell into this latter, no deposit ASL category and we continue to closely monitor the quality of our customer base to reduce the risk of bad debt.

                      For example, for certain credit level customers, we actively encourage the purchase of low subsidy handsets offered in our retail stores and continue to collect both an activation and the setup fee for new customers.

                      We certainly want to attract additional customers and increase our market penetration, which includes finding ways to profitably serve the lower quality credit customers in our territory. We believe these customers have a higher value than prepaid customers. However, we are very mindful of the added risk and therefore, are very focused on limiting our exposure by opposing certain standards for this segment of our potential customer base.

                      As these ASL customers demonstrate a six-month good payment history, they are integrated into our traditional base and their spending limit is removed. In other words, they become postpaid customers.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 6

                      We now have a total of 36 retail stores in our territory and approximately 45% of our new customer sales are coming from our directly controlled channels. An additional 20% of our new customer additions came from the Sprint channels, primarily the Sprint local exchange carrier that covers 30% of our territory.

                      The ability to direct gross additions through these channels has helped AirGate leverage the fixed costs of selling, keeping customer acquisition cost per new subscriber among the lowest in the PCS industry.

                      Finally, we continue to enjoy additional distribution to well-known companies, including our exclusive PCS arrangement with Radio Shack and other retailers like Best Buy, Circuit City, and Staples. We have access to over 300 retail locations in our territory, providing another key advantage for reaching new customers.

                      While we have had tremendous success to date in our Southeastern territory, we're even more excited about the opportunity to leverage our success and expand the scope of our operations.

                      Certainly, a significant event of the past quarter and of the year for AirGate was our announcement on August 28th, 2001 of the signing of a definitive agreement to merge with iPCS. As you are aware, iPCS, Inc. is a Sprint PCS network partner providing Sprint PCS wireless personal communication services in the Midwestern United States.

                      iPCS has the exclusive right to provide mobile wireless personal communication network services under the Spring PCS brand to a total

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 7

                      population of more than 7.4 million population in 37 markets located in Illinois, Michigan, Iowa, and eastern Nebraska.

                      Like AirGate, iPCS' territory enjoys strong demographics to support the growing demand for wireless service. iPCS' service territory is also characterized by more limited competition and includes Grand Rapids, which is the largest market affiliated by Sprint PCS with over a million POPs.

                      In addition, in 26 of iPCS' 37 BTAs, the company has 30 megahertz of spectrum. Its territory also includes the headquarters of a number of large companies such as State Farm Insurance, Archer Daniels Midland, Dow Chemical, John Deere, and Caterpillar, as well as over 90 colleges and universities.

                      iPCS' build-out is expected to be completed by the end of this calendar year. At that point, our network infrastructure will cover 12 million people in key markets throughout the Southeastern and Midwestern United States. When combined, our footprint will be contiguous to over 30 million POPs in major cities operated by Sprint PCS, including Atlanta, Charlotte, Chicago, Detroit, Indianapolis, and St. Louis. We believe iPCS is fully funded through a free cash flow breakeven.

                      This transaction represents a tremendous strategic opportunity for AirGate to significantly expand the size and scope of our operations and become the premiere Sprint PCS affiliate. The additional operating efficiencies, financial flexibility, and growth potential were key factors in our decision to pursue this opportunity and we clearly believe this deal is in the best interest of AirGate and its shareholders.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 8
                      Together we'll be able to leverage the assets and operating expertise of both companies as well as the proven Sprint PCS brand to more effectively penetrate both the iPCS and AirGate market territories.

                      Completion of the merger is subject to shareholder approval by both companies and other customary closing conditions and regulatory approvals. A special meeting of AirGate shareholders has been set for November 27th, 2001 and pending approval, we anticipate final closing by the end of November.

                      In addition, as previously announced following shareholder approval and the closing of this proposed merger, we are exploring the flexibility offered by a registered secondary offering to help migrate - mitigate any liquidity issues arising from the large increase in our shares outstanding.

                      We will enter into a Registration Rights Agreement at the time of the merger that will require us, upon the request of Blackstone, a major shareholder of iPCS, to use our best efforts to complete a secondary offering. We filed the universal Registration Statement yesterday to give us the greatest flexibility to accomplish this secondary offering.

                      We're very excited about the many opportunities afforded by this proposed merger. With our attractive markets, larger scale, the strong support of Sprint PCS, and a proven ability to execute our strategy, we're confident we have the right formula for continued growing success.

                      At this point, I'd like to turn the call over to Alan Catherall, our Chief Financial Officer at AirGate to provide you with a summary of our operating

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                          Page 9

                      highlights, financial results, and guidance for the first fiscal quarter of 2002. Alan?

Alan Catherall:       Thanks, Tom, and good morning. For the quarter, we
                      reported total revenue of $62.3 million, a 25% sequential increase compared with $49.7 million in our third fiscal quarter. Revenue was also ahead of consensus expectations.
                      Of this total revenue, $39 million was service revenue, $19.8 million was derived from roaming, and $3.4 million related to the sale of handsets and accessories.

                      Our revenue accounting policy includes a provision whereby we do not recognize revenue from subscribers for which the likelihood of collecting such revenue is not reasonably assured. And we also exclude those subscribers from our reported subscriber base and net addition metrics. However, our expenses include all acquisition costs, even those related to customers excluded from our net adds.

                      As Tom mentioned previously, we will continue to closely monitor the quality of our customer base and focus on reducing our exposure to bad debts or fraudulent subscribers.

                      We reported an EBITDA loss excluding non-cash stock option comp of $9.9 million. EBITDA before customer acquisition costs was a positive $15 million for the quarter, compared with a positive $10.4 million for the previous quarter.

                      During the quarter, operating expenses increased to $50.2 million. The increase is primarily related to higher roaming expenses when the rapidly growing AirGate customer base roams on Sprint's network; in addition,

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 10

                      billing in customer car services purchased from Sprint, the 8% affiliation fee, and cell-site lease expenses.

                      We also incurred $22.4 million in expenses related to sales and marketing, such as salaries and store expenses and such subsidies and other promotion and advertising costs.

                      Looking at our balance sheet, AirGate had $14.3 million in cash and cash equivalence at the end of the fourth quarter of fiscal 2001, compared with $7.8 million in cash and cash equivalence at the end of the third quarter. On October the 5th, we borrowed an additional $10 million under our Senior Credit Facility.

                      As we have previously stated, we expect the proceeds of our current equity and debt offerings completed in September 1999, together with our un-drawn Senior Credit Facility commitment of $68 million, as of today or for net capital expenditures and working capital requirements through EBITDA breakeven in 2002 and also in 2003 when we expect to have achieved positive free cash flow.

                      In summary, the company had total borrowings of $266.3 million including $75.5 million of borrowings outstanding under our Senior Credit Facility Agreement at September 30th, 2001. The total committed Senior Credit Facility is $153.5 million.

                      Let me give you some additional quarterly operating statistics. AirGate added a record number of 55,622 net new customers in the fourth quarter, about 13,000 customers over consensus and expectations. As of September 30th, 2001, AirGate had 235,025 subscribers.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 11

                    ARPU was $62 for the full fiscal quarter, compared with $63 for the previous quarter. Also including roaming was $94. As noted in our press release, we are now reporting ARPU gross of bad debt rather than net of bad debt. We have made the change to be consistent with the current industry practices.

                    AirGate's Cost Per Gross Addition, CPGA, was $343, compared with $377 in the third fiscal quarter. This reflects the cost control we continue to maintain over custom acquisition costs.

                    Customer average Minutes Of Use, MOU, was 549 in the fourth fiscal quarter, compared with 528 minutes for the third fiscal quarter. The increase in minutes is primarily due to the popularity of the high minute rate plans.

                    Churn, net of 30-day returns, was 2.8% in the fourth fiscal quarter, consistent with the prior quarter. We recorded 105 million minutes of roaming in the fourth quarter, compared with 76 million minutes in the third quarter.

                    As noted previously, during the fourth fiscal quarter, we received $19.8 million in roaming revenue from Sprint PCS customers, ahead of projections and consensus estimates of $17.5 million. Our roaming expense in the quarter was $13.4 million. As a result, the net roaming margin increased to $6.4 million in the fourth fiscal quarter, compared with $6.1 million in the prior quarter.

                    The ratio of inbound traffic to outbound traffic was approximately 1.5 to 1 in the fourth fiscal quarter, compared to 1.6 to 1 in the third fiscal quarter. This ratio is expected to decline as our subscriber base continues to grow.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 12


                    Capital expenditures in the three months ended September 30th, 2001 were $15.3 million. For the full fiscal year, capital expenditures totaled $56 million.

                    Before we take any questions, I'd like to provide guidance for the first fiscal quarter of 2002 ending December 31st. The guidance is for stand-alone AirGate. Upon the successful completion of the merger with iPCS, revised guidance for the quarter will be provided for the combined company to reflect purchase accounting, i.e., two months stand-alone AirGate, one month combined AirGate and iPCS. And that's based on the next expected November 30th closing date.

                    First of all and again, this is stand-alone Airgate, first of all, we expect approximately 60,000 to 65,000 net adds. ARPU will be approximately $59 to $61; the decline reflects the expected seasonal decline we expect in the current quarter.

                    Thirdly, roaming revenue. Roaming revenue is forecasted to be between $14 and $16 million. Conversely, roaming expense is forecasted to be between $12 and $14.

                    EBITDA losses, excluding non-cash stock option comp expense, will be approximately $13 to $15 million. The EBITDA loss guidance reflects the high number of expected net adds as well as the seasonal decline in roaming traffic. Finally, cap ex - capital expenditures will be approximately $9 to $10 million.

                    And with that, Tom and myself will now open up the call for Q&A.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 13

Operator:           Thank you. Today's question and answer session will be
                    conducted electronically. In order to pose a question, please press the star key followed by the digit one on your touchtone telephone. Once again, if you would like to ask a question today, please press the star key followed by the digit one.

                    We'll go next to John (Benshe) of Lehman Brothers. Mr. (Benshe), your line is open.

John (Benshe):      Hi. Thank you very much. I was listening to the iPCS call
                    and they indicated with regard to the compensation to the distribution channels with regard to ASL, they were making some modifications going out to 180-day sort of claw-back if the customer turns off and also kind of upping the incentives on postpaid plans to sort of redirect the focus of the sales force.

                    Can you comment - is that some initiatives that you felt them with? Are those ones you're paralleling in your markets? And generally, any anecdotal color you could give us on how ASL is progressing and how you're controlling the going in cost?

Thomas Dougherty:   John, this is Tom. I'm very happy to give you some color on that. iPCS has been looking at what we have been doing for ASL to make it a very strong, very positive, very productive product offering.

                    And their distribution is somewhat different than ours and if they have a larger number of independent, what they call a local (fillian) doors. And because so many of their net adds come through those doors, they have spent the time focusing on that channel for how they would compensate for those commission payments, for example.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 14


                    So what they have done is exactly what you have described and that is focused on the local (fillian) channel only. That is not what they're doing in retail stores; that is not what they're doing in the standard national doors such as Radio Shack or Circuit City. So it was their initiative but they did it after examining what we had done and felt like that was the most effective they could be in their channel.

John (Benshe):      So I'm to assume your current policy and your markets
                    already have the 180-day claw-back?

Thomas Dougherty:   On - the local (fillian) is virtually an insignificant
                    amount. And in our retail stores, we have 180-day claw-back from our own employees, which is our largest single distribution channel.

John (Benshe):      And a final question also on this ASL topic. We've actually seen some Sprint channels more in the New York market really advertising ASL and no deposit ASL, you know, kind of a, got bad credit? Come see us about ASL.

                    I was wondering is that just third party channels that would be allowed to do that because I was under the impression it wasn't really a product that was marketed but was available if a product credit check of the customer came up short?

Thomas Dougherty:   I think if you ask Sprint the question, they would tell you that that is against the policy that they have in place and that they would prefer that people not highly publicize the no deposit ASL but rather it's a product to be offered at the point of sale if a customer fails to meet the credit qualifications for postpaid.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 15

                    We are operating much as Sprint wants us to by not putting out signage to encourage bad credit, you know, weaker credit customers to seek us out. And we don't think that Sprint would want us to do it and we're not doing that.

John (Benshe):      Lastly Tom, how does the Virgin Mobile (JV) Sprint is
                    gearing up for next year impacting affiliates?

Thomas Dougherty:   A future affiliate gives an opportunity, John,to make a
                    choice of their own as to whether or not they are going to wholesale to companies such as Virgin. And they make that choice once per year. So each one of us has made that choice and so some of those are going to be using Virgin as a distribution channel.

                    Just for your information, AirGate has made the decision to not sell through Virgin and other distributors, if you will, for the simple reason that our markets are not developed to the point where they will add exactly what we want in the way of distribution.

John (Benshe):      Thank you very much. A great quarter.

Thomas Dougherty:   Thank you. We think it's a great quarter and we're happy to hear you say so.

Operator:           We'll go next to Bill (Benton) from William Blair.

Bill (Benton):      Hi, guys. A great quarter as well - I helped. With regard to
                    - I guess when I was doing some calculations here on the back of an envelope, it looked as though a few markets grew at kind of industry rate, you grabbed about one out

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 16


                      of every two net adds in your market. I know you base a heck of a lot more competitors than that.

                      So I was wondering if you could just comment on the competitive environment and seen any changes there? And then also, if you're seeing anything - Singular I know has been talking about doing a little bit in terms of advertising the GPRS capabilities in the Carolinas. Do you guys see anything on that?

Thomas Dougherty:     First of all, let me take the Singular base.  The answer
                      is no.

Bill (Benton):        Okay.

Thomas Dougherty:     And in terms of your assessment about our ability to
                      garner as much as one out of every two of the net adds in terms of penetration, I just think that you're a very astute observer.

Bill (Benton):        There's no change though in terms of the overall
                      competitors - you haven't seen anybody pulling back or anything?

Thomas Dougherty:     No. We face the same  competitors.  And they are out there working, trying to garner the market share. And, you know, we're very pleased to see that our competitive offering is just that. We're not the cheapest. You know, we don't offer the lowest priced product. We don't offer the lowest priced handset. We don't offer the lowest priced service.

                      But in spite of that, with the brand name and the customer service that we provide and the closer rates that we get in our retail stores and the relationships we have with Radio Shack and others, we seem to be winning a

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 17


                    large number of those customers. And I don't think we're doing it through trickery, it's just good hard work.

Bill (Benton):      Okay. And I just have one follow-up question. The subsidy -
                    handset subsidy appears to be ticked down sequentially. And
                    I'm trying to - is that part of what you're doing with regard to actively steering people in your channels to the lower subsidy handsets, you think? Or is there something else going on?

Alan Catherall:     Bill, this is Alan. There's really nothing else going on.
                    The subsidy did tick down but very slightly. There's a couple of, you know, two or three dollars, no more than that.

Bill (Benton):      Okay.

Thomas Dougherty:   And I think that what you ought to expect is that there will be, you know, a slight tick up, a slight tick down. I don't think that you'll see a great change in that over time. It will probably vacillate around the same area that it's in right now.

Bill (Benton):      Okay.  Great guys, well, great quarter.  Thanks.

Thomas Dougherty:   Thank you.

Operator:           We'll go next to Mike (Atar) of Morgan Stanley.

Mike (Atar): Congratulations on the quarter. A couple of questions, first, in terms of - I know you love the subject of ASL, I guess at the end of the last quarter, it was around 27% of the base on my notes. Do you have the percentage at the end of the fiscal fourth quarter of ASL's (unintelligible) total percentage base?

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 18

Alan Catherall:     Mike, this is Alan. We went back and recalculated the
                    percentage and ASL represented actually 32% of our customer base at the end of June.

Mike (Atar):        Okay.

Alan Catherall:     And at the end of September, it represented 36%.

Mike (Atar):        Thirty six percent of the fiscal fourth quarter. And then
                    for the retail then for first fiscal second quarter, I had it at 23 previously. So if you could...

Alan Catherall:     I don't have that number with me but we can definitely
                    recalculate it and either myself or Mike Picchi will call you with that information.

Mike (Atar):        That would be great. Thank you. Two other quick things. On an apples to apples basis, any of - your stating
                    (unintelligible) now (growth) to (unintelligible) had - to be consistent with Sprint. If you - this quarter, if you had continued to state it net of bad debt ARPU, what would that number have been? Do you have that?

Alan Catherall:     Yes, well, you know, for example Mike, as you know, we
                    reported ARPU net of bad debt last quarter.

Mike (Atar):        Right.

Alan Catherall:     It was $59 net of bad debt, gross 63. So there was a $4
                    differential. Approximately the same this quarter.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 19


Mike (Atar):        Okay. And then last question, it seemed like cap ex was a
                    little higher. I guess we're expecting cap - annual cap ex for '01 to be about 50 (million). Is the additional 6 million more of a shift or is that from '02 spending or is that higher cap ex to account for the faster subscriber growth and capacity addition?

Alan Catherall:     The shift forward in our cap ex is predominantly what it is.
                    We don't expect to have a large incremental spend. We moved some cap ex forward first of all, to put additional capacity in our switches a quarter earlier than we normally would have done.

                    And secondly, we've actually started on the deployment of 1XRTT. So those two things contributed to a small shift forward. Don't expect it to change dramatically. Going forward we'll probably smooth that out over the coming quarters.

Mike (Atar):        Okay thanks.

Operator:           We'll go next to (Cindy)(Mote) of Credit Suisse First
                    Boston.

(Cindy)(Mote):      Hi. Yes, congratulations again on a really good quarter. I was just curious the - I guess form your last answer, so it sounds like a bad debt is not really kicking up too much
                    (Allen). Would that be correct?

                    And then along that line, the reason why I guess the churn is - you're forecasting that it stays flat is probably - versus like what many of the other affiliates and Sprint is saying is just because you are sort of actively kind of monitoring, you know, your customer base in general I guess as you always

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 20

                    have, and putting it sort of the disincentivization (sic) or whatever, in place for some of the (NDSL) customers.

                    And then the last question was the (CPTA), obviously that's really gone down a lot. Would you expect that to consider - continue in the fourth quarter? And then obviously it will depend on iPCS for the next year. Thanks.

Alan Catherall:     All right. I think your first question (Cindy) was regarding bad debt.

(Cindy)(Mote):      Right.

Alan: You know, we made the change to be consistent with industry practice. And, you know, as I indicated before it's about 4 bucks per customer.

                    I can't remember your specific questions.

(Cindy)(Mote):      No, it seems like it's staying about the same though. It's not like...

Alan:               Yes.

(Cindy)(Mote):      ...really on the rise.

Alan: Absolutely. I apologize. But probably a leading indicator is our accounts receivable. Certainly we tend to look at one key metric which is the percentage of our accounts over 60 days old.

(Cindy)(Mote):      Right.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 21

Alan: That percentage was 15.5% at the end of June. It was 14% at the end of September.

(Cindy)(Mote):     Okay.

Alan:              So we're not seeing a deterioration in our bad debt rate.

(Cindy)(Mote):     Great. Oh, the churn then. You're forecasting it stays flat.
                   But that seems logical just given some of the things you've already gotten in place on (unintelligible).

Alan: Yes. As you know, we have a number of controls that limit the exposure to the no deposit ASL. Churn this quarter as you said was 2.8%, the same as the prior quarter. We are not seeing anything in our current metrics, October metrics that would indicate substantial escalation of the churn levels.

Alan: It may go up some. But again, it's the fluctuation that occurs. Last year there was a - in the Christmas selling season there was a slight seasonal uptick. And I wouldn't be surprised if that happened again. But I don't see anything to indicate a significant change in our direction.

Alan: I think your third question (Cindy) was regarding cost per gross ad.

(Cindy) (Mote):    Right.

Alan: As we said, cost per gross ad was $343 this quarter. Quite honestly we expect the number at about that level in the current quarter.

Alan: I'd be very surprised if it's - if there's a substantial increase.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 22

(Cindy)(Mote):     Right. Okay great. And (Allen), thanks for that information.
                   It's good to have the accounts receivable percentage. That's a great way of monitoring it.

Alan:              We think of that as a leading indicator if you will.

(Cindy)(Mote):     I do too. That's great. Thanks.

Operator:          We'll go next to (Thomas) (Lee) of JP Morgan.

(Thomas) (Lee)     Hey guys. I'm calling in from a Sprint phone. So if we get disconnected, we can actually it's TDMA's fault.

Tom Dougherty:     Tom, I'm sure it'll be iron clad.

(Thomas)(Lee)      Yes. Well it's crystal clear right? I had a couple questions.
                   You know, I think - the first one is that I've been really surprised when I look at the TDMA carriers this quarter and seen big tremendous capital efficiencies that have come in.
                   Like for instance for the full year, your cap ex per net ad is around $300 per net addition.

                   And I'm curious that with 1X - the iteration of 1X next year, what you think directionally cap ex per sub or (PPD) per sub looks like going forward because it's - you know, looks like
                   (TDMA) really has become a low cost technology.

                   The second question I have relates to your balance of traffic. I'm just trying to get a better handle of what percent of your retail subscribers minutes are off net? And if you can give us an idea of, you know, directionally, is that

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 23

                   percentage of minutes going up or down as you guys extend your footprint, and how that also looks on the (ITCS) side? Thanks.

Alan Catherall:    Okay. Well let me take the first one about the cap ex. You're absolutely right. The CDMA build out is doing very very well.
                   My expectations are that the cost, the cap ex cost per subscriber will continue to decline particularly for us who are both growing at a fast rate and have nearly 84% population coverage. We won't be spending except for the 1XRTT this year, we won't be spending much in the way of cap ex to accommodate the subscriber growth. So I would expect the cap ex per new subscriber would decline.

                   I don't have the precise numbers here, but would be happy to provide them for you. We can estimate for you where we think we're going to go. But I would certainly expect it to be below the 300 level.

Alan: And (Tom), our cumulative cap ex per covered POP right now is $42 per covered POP. And that number is also almost the same for APCS. So as you well know, that's significantly lower than just about everybody else in the wireless industry.

(Thomas)(Lee)      Yes.

Alan: Your second question I believe was minutes off network. We had approximately, of the 543 minutes, 17% of those minutes were actually our customers roaming onto Sprint's network. And that percentage has stayed roughly constant, literally 10 basis point difference with the prior quarter.

                   And also, I'm trying to remember the specific absolute numbers from IPCS. But I do know the percentage is approximately the same ourselves.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 24

(Thomas)(Lee)      Got it. And is there any - is there another material
                   percentage that's off-net but not in Sprint, so roaming either on an 800 carrier or another 1900 operator?

Alan:              Not on an 800 carrier.
                   Yes, there's obviously some on a 1900 carrier. But it's very insignificant. And I should just tell you (Tom), from a margin standpoint, essentially that obviously adds a little bit to our ARPU. But the costs that we pay, we pass on to the customer. So we neither gain no lose money on that arrangement. But it's very small.

(Thomas)(Lee)      Okay. Well great. Congratulations guys.

Tom Dougherty:     Well thank you very much. And thanks for calling
                   in on that clear Sprint PCS line.

(Thomas)(Lee)      Crystal clear, right?

Tom Dougherty:     Your questions were almost as clear as the
                   transmission. Thank you.

(Thomas)(Lee)      Thank you guys.

Operator:          We'll go next to (Will) (Power) of Robert Baird.

(Will)(Power):     Yes good morning. Congratulations on the numbers.

Alan:              Thanks Will.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 25

(Will)(Power): With the expectation that ARPU will decline a little bit here in the next quarter really just I presume, from the back-end loading and seasonality, is it fair to assume that ARPU should, based on your expectations, increase to kind of a $61, $62 level in Q2?

                   And along those lines, you know, we continue to see a big increase in the overall of average minutes per use per sub. And I'm wondering if you can give us any update as to what your expectations are along those lines as we head into next year?

                   And the second question really is on the G&A side. Very good cost control there. And I'm wondering if you could walk through expectations there for the same reason why that would increase as you all continue to control that at a good level? Thanks.

Alan: All right, let me talk about G&A first of all Will. It was actually - G&A was slightly down in the quarter -- I think about $300,000 from 3.9 million to I believe 3.6 million. And that quite honestly was due to a property tax adjustment where we go over accrued property and tax expenses.

                   We don't anticipate any substantial or any significant increase in G&A going forward. That just won't - will not happen. And that's the benefit of recovering revenue. It really starts to show on the bottom line or it will start to show on the bottom line.

                   Let's see, the next question. ARPU. ARPU last year, for example Will, I can't remember this quarter last year, but the first fiscal quarter of 2001, ARPU was $54. And then it rebounded to $57 or $58 the second quarter. We do not see any reason for a difference this year.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-4-01/10:00 am CT
                                                           Confirmation #787518
                                                                        Page 26

                      With regard to the minutes, minutes are growing. We think that is as much as anything, due to the nature of the acceptability of wireless phone usage. It's more part of the daily fabric if you will. And we are definitely starting to see wireline substitution. And Tom, you may have additional comments on that.

(Tom): We're measuring anecdotally that our more useful subscribers are in more and more cases having their Sprint PCS be their only phone. And as you probably know, for as a typical land-line telephone for local calls, it's typically about 1200 to 1300 minutes per month is in the usual for residential phone.

                      So we would think that that is probably where the growth will start to slow is it about - what our approach is, that sort of level, if everybody were using the phone as a residential phone. Obviously we're not at that point yet.

                      But there's no reason for the 550 minutes that we are - or thereabouts, that we're currently experiencing to slow. And we think that growth is very healthy for us because it means that people become more and more dependent on their Sprint phone for the fabric of their day to day lives.

Alan: And quite honestly (Will), we see that possibly accelerating one's 1XRTTs introduced throughout our territory. We believe many people retain their wireline phone right now for Internet connections. And once we start providing data speeds much higher than they currently are with 1XRTT you'll see more substitution in place.

(Will)(Power): Okay. Is it fair to say then that the increase in minutes of use is already at least largely incorporated in your planned cap ex budget particularly as you look at the benefits from 1XRTT?

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-4-01/10:00 am CT
                                                           Confirmation #787518
                                                                        Page 27

 Alan:                That's correct.

 (Will)(Power):       Okay. Great. Thanks a lot.

 Alan:                Yes sir.

 Operator:            We'll go next to (Michael)(Rollins) of Salomon Smith
                      Barney.

 (Michael)(Rollins):  Good morning.  I was wondering if you could just give us the number of cell sites at the end of the quarter? And I was wondering if you could just address how big the allowance for the non-paying subscribers is?

 Alan: Well first of all (Mike), we had 719 cell sites at the end of the quarter. And just for a point of reference, it was 567 sites a year ago. So we've essentially added 152 sites during the last 12 months.

                      With regard to the allowance, we have made the decision not to disclose that information. But, you know, I want to tell everybody how we calculate it. Essentially we have an allowance for fraudulent subscribers, people that we believe will never pay us.

                      And we use historical metrics to calculate that percentage which we then apply to our gross ads during the quarter. We think that's in accordance with the current accounting literature. I believe it's (SAB 101), the CPAs on the call, definitely shared with our audit committee as well as our external auditors.

                      And we are convinced as well as KPMG are, our external auditors, that the allowance is not only prudent but in the days of (NVASL), you know, this is

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-4-01/10:00 am CT
                                                           Confirmation #787518
                                                                        Page 28

                      definitely a prudent measure to prevent any untoward expansion on bad debt expense.

 (Michael)(Rollins):  And does iPCS follow the same methodology?  Or would there be some sort of adjustment made at the time of the merger to go to your standards?

 Alan:                The latter, not the former.

 (Michael)(Rollins):  Great. Thank you.

 Alan:                Thanks.

 Operator:            We'll go next to (Shaun)(Budson) of Legg Mason

 (Shaun)(Budson):     Thanks. (Shaun)(Budson) here at Legg Mason.

 Alan:                Hi (Shaun).

 (Shaun)(Budson):     Hey guys. My congratulations as well. Great numbers. The
                      questions I have are regarding kind of looking further out into calendar `02. Is there a reason to think that churn starts picking up around that 3% level or maybe even a little bit more as (ASL) gets to be a larger percentage of your base? Or is there a certain percentage of the base where you just kind of cap it?

                      I was out at Sprint PCS the other day and they said that they thought that for PCS, their ASL base would cap well below 50%, kind of mid next year.

 Alan: Well as we've indicated, we had less than half of our net ads in a truly remarkably large growth quarter. We're at - we're less than half. Our

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-4-01/10:00 am CT
                                                           Confirmation #787518
                                                                        Page 29

                      embedded base now is 36% total. Even if we were to have more growth, we wouldn't expect it to be remarkable different than those figures.

                      So consequently, I think the law of large numbers just sort of leaves you in that sort of 40%, 45% range is where the upper limits would be simple because the growth that we're going to experience in the future is going to be in that 45% go 50% range as no deposit ASL. That's where I would expect it to be.

                      Now having said that, let me just also make sure you understand, these no-deposit ASL customers that stay on and pay their bill become post-paid. So as they become post-paid customers, we'll take them out of the no-deposit ASL basket because they're going to have a credit history that says that they deserve to be treated like post-paid customers.

     (Shaun)(Budson): As they become post-paid customers, is it too early to tell whether the churn after the transition is lower? I would assume it would be. But I'm just curious whether there's been enough data to tell yet.

     Alan: Well it's May 15 is when we started no-deposit ASL. I think it'd be very foolish of me to prognosticate. But it's only been six months today.

     (Shaun)(Budson): Right.

     Alan: I think it'd be a bit foolish to get too much in the forecasting business. But my expectations are that if the people pay their bill reliably in the first six months, there's no reason to think that they won't value the service enough to continue to pay the bill going forward.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-4-01/10:00 am CT
                                                           Confirmation #787518
                                                                        Page 30

 (Shaun)(Budson):     Right.  And then just a quick follow-up.  On the CPGA),
                      you said at the top of the call that you were kind of encouraging the lower subsidy handsets for the ASL net ads if I understood you right. How do you do that in such a way that it doesn't inhibit the subscriber growth?

 Alan: Well first of all, we can only do it in channels which we control. And if you think about the retail store, the environment is such that a customer who wants to participate at the low price per minute for a Sprint PCS phone but doesn't have the opportunity to do that because he has limited credit, what we try to do is to encourage him to take a package approach toward this.

                      And it's very helpful if they'll buy this phone. And it's very helpful if they'll subscribe to a $50 or greater plan and we can get them into this low-price to them, package. And we don't seem to meet much resistance at all. There's a great deal of willingness when people see the overall value package, the Sprint PCS, no-deposit ASL offers. They're quite happy to take the recommended course of action.

 (Shaun)(Budson):     Great. That's exactly what I was hoping to hear. Thanks.

 Alan:                Okay.

 Operator:            And we do have time for one or two more questions.  We'll
                      go next to (Steven)(Janis) of Bank of America Securities.

 (Steven)(Janus):     Yes, hi guys. Excuse me. I'll echo excellent results.

 Alan:                Thanks Steve.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 31

(Steven)(Janus):      Sure. The - given your marketing intelligence here,
                      which seems to be pretty darn good, can you provide us with some color on your ASL customer in terms of - I've heard some anecdotal stuff from other carriers, big student population, and tying that into the wireline replacement?

                      Because I guess what I'm intrigued by is if these more credit challenged type customers might even be one of the first to give up their land line phone just because they don't want to carry both, and that could lead to sustained, you know, higher ARPU or solid ARPU and lower churn than we might expect, do you have any sort of intelligence on your base that you can share with us?

Tom Dougherty:        Well we're gathering that. But again, we've only had six
                      months of selling it, six months today of no-deposit ASL.
                      Anecdotally we believe that the base is probably younger, has less opportunity to have established credit. And consequently, they may become very loyal customers over time.

                      And that's why I emphasize if there's six months of good payment by, let's say a student in college, they may find that they keep the Sprint phone with them after they leave college and become a member of our society which is contributing to the gross national product.

                      And with that those customers we'd expect to be good long paying customers. It's just too early to have good reliable data about the base until we get a little bit further down the road. But I think that six months from now we'll be able to answer that question a bit better.

(Shaun)(Budson):      Great. Thanks. Congratulations again.

Tom:                  Thank you.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 32

Operator:             We'll take our next question from (Wendy)(Lou) of Merrill
                      Lynch.

(Wendy)(Lou):         Hi, great quarter.

Tom:                  Thank you.

(Wendy)(Lou):         I've just got two questions. First on the overage per
                      month, what was it during the past quarter?

Alan:                 It was $15 (Wendy).

(Wendy)(Lou):         How do you see this trend going forward?

Alan: The overage a month historically for the last 12 months has ranged from a low of $14 to a high of 16. So quite honestly I don't see the trend being materially different from the current experience. And what we do find is, 50% of the customers that go over their bucket, subscribe to a higher rate plan -- more minutes if you will -- the following month. But they're replaced by another 50%. And so the cycle keeps on going.

(Wendy)(Lou):         And I've got a question on (Clear Pay).  We've been
                      hearing from many stores that this will be introduced very soon. And to the extent that you can comment on this, can you give us some color?

Tom:                  On (Clear Pay)?

(Wendy)(Lou):         Yes.

                                                              AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 33

Tom: I think that all of the descriptions of that plan should probably come from Sprint as opposed to from us.

Alan:                 We believe I think (Wendy), it's being introduced today.

(Wendy)(Lou):         Okay.

Tom: I just don't want to steal any of their promotional thunder.

                      Okay?

(Wendy)(Lou):         Sure, thank you.

Tom:                  Okay.

Operator:             We'll take our final question from (Jason)(Bill) of Sun
                      Trust Robinson Humphrey.

(Jason)(Bill):        Yes thank you. My question is on (1X). You know, obviously you're going to be rolling this out over the next few quarters. And one would naturally assume given your earlier stage versus Sprint, that it's going to become a more meaningful percentage of your base sooner than it would be for Sprint itself.

                      And I guess my question is, at what point do you think the majority of your handset sales will be (1X)? And also, how long do you think it might be before a round, you know, a real meaningful percentage of your base -- you know, 40% or so would be (1X) enabled? Thanks.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 34

Tom: Our expectation (Jason) is that we'll have a reasonable mix of (1X) handsets in our Christmas selling season. It's hard to put an exact percentage on it. But probably something in excess of 1/4 of the handsets will be (1X) handset available to be sold.

                      However, after the first of the year, we expect that percentage to increase dramatically. And by sometime in the first quarter, we'd expect 100% of our handsets to be 1XRTT enabled.

                      Consequently, it doesn't take very long for you to figure out that our 1XRTT percentage will grow very dramatically since all of the handsets will be sold effectively from a fiscal year - I'm sorry, the calendar year 2002 onward.

                      And you can imagine - I think you could probably do a spreadsheet pretty quickly to determine how quickly we'll get to 50% or more.

(Jason)(Bill):        Right, right. Okay, thanks.

Tom:                  Okay. Thank you all very much.

Operator:             That does conclude our question and answer session.
                      Mr. (Dougherty), I'll turn the conference back to you for any closing remarks.

Tom: Okay. Thank you all for spending time with us this morning. We're very pleased obviously, to have completed another year of phenomenal growth and progress as we confirmed our position as a premiere provider of wireless service in our Southeastern territory. We look forward to the opportunity to leverage our success and expand our operations into IBC's territory in fiscal 2002.

                                                               AIRGATE PCS, INC.
                                                    Moderator: (Drew)(Landerson)
                                                            11-14-01/10:00 am CT
                                                            Confirmation #787518
                                                                         Page 35

                      On behalf of everyone at Airgate PCS, we appreciate your continued support and look forward to another great year. Thanks very much.

Operator:             That concludes today's conference call. We thank you for
                      your participation. You may disconnect at this time.


                                       END